UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2024

PROKIDNEY CORP.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-40560	98-1586514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Frontis Plaza Blvd. Suite 250
Winston-Salem, North Carolina		27103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 336 999-7029

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, $0.0001 par value per share	PROK	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2024, ProKidney Corp. (the “Company”) announced the appointment of Ulrich Ernst, Ph.D. as the Company’s Executive Vice President, Technical Operations effective as of March 25, 2024.

Dr. Ernst, 62 years old, has over 30 years of experience in the biopharmaceutical industry. Most recently, from May 2019 until February 2024, Dr. Ernst served as Senior Vice President, Technical Operations at Iovance Biotherapeutics, Inc. (Nasdaq: IOVA), a biotechnology company developing tumor infiltrating lymphocyte therapy for people with cancer. Previously, Dr. Ernst served at Amunix Operating Inc., a biotechnology company focused on immuno-oncology therapies for patients with cancer, as Chief Operating Officer from 2017 to April 2019, Senior Vice President, Technical Operations from 2015 to 2016, and Senior Vice President, Manufacturing and Quality Operations from 2013 to 2015. Prior to that, Dr. Ernst held positions as the Senior Vice President, Manufacturing Operations at Cytovance Biologics, Inc. and Site Leader/Vice President, Manufacturing and Manufacturing Services at Alexion Pharmaceuticals, Inc. Dr. Ernst holds a B.S. in Chemical Engineering from the University of Minnesota and a Ph.D. in Chemical Engineering from Lehigh University.

There are no arrangements or understandings between Dr. Ernst and any other person pursuant to which Dr. Ernst was appointed as Executive Vice President, Technical Operations. There are no family relationships between Dr. Ernst and any of the Company’s existing directors or executive officers, and there are no transactions between Dr. Ernst and the Company that would be reportable under Item 404(a) of Regulation S-K.

In connection with his appointment to serve as the Company’s Executive Vice President, Technical Operations, Dr. Ernst and ProKidney, LLC, a Delaware limited company and subsidiary of the Company, entered into an employment agreement, effective as of March 25, 2024 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Dr. Ernst’s annual base salary is $450,000, which may be increased by the Board of Directors or the Talent and Compensation Committee in its discretion. Dr. Ernst is eligible to receive an annual discretionary bonus with an initial target of 40% of his base salary, which will be prorated for the 2024 fiscal year. The Company will also provide relocation assistance to Dr. Ernst in an amount not to exceed $159,000. Dr. Ernst is also eligible to participate in the Company’s employee health and welfare benefit and retirement programs.

In connection with his entry into the Employment Agreement, Dr. Ernst will receive an option award under the Company’s 2022 Incentive Equity Plan to purchase 500,000 Class A ordinary shares of the Company (the “Option Award”). With respect to 335,000 of such Class A ordinary shares of the Company subject to the Option Award, 25% will vest on the one-year anniversary of the grant date and the remainder in equal quarterly installments over the following three years. With respect to 165,000 Class A ordinary shares of the Company subject to the Option Award, the shares will vest subject to the achievement of performance vesting conditions.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Dr. Ernst also entered into an indemnification agreement in the form the Company has entered into with its other executive officers, which form is filed as Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed by the Company on July 15, 2022 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 25, 2024, the Company issued a press release announcing the appointment of Dr. Ernst. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits filed as part of this Current Report on Form 8-K are listed in the index to exhibits immediately preceding the signature page to this Current Report on Form 8-K, which index to exhibits is incorporated herein by reference.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated March 25, 2024, by and between ProKidney, LLC and Ulrich Ernst.
99.1	Press Release dated March 25, 2024.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROKIDNEY CORP.

Date:	March 25, 2024	By:	/s/ Todd Girolamo
Name: Todd Girolamo Title: Chief Legal Officer